JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS RECORD NET INCOME OF
$9.7 BILLION, OR $2.82 PER SHARE, FOR THE SECOND QUARTER OF 2019

SECOND QUARTER 2019 RESULTS1

ROE 16% ROTCE[2] 20%	Common equity Tier 1[3] 12.2%	Net payout LTM[4,5] 92%

Firmwide Metrics	■	Reported revenue of $28.8 billion; managed revenue of $29.6 billion[2]
	■	Average total loans up 2% YoY and down 1% QoQ

CCB ROE 31%	■	Average loans down 2%; Home Lending loans down 7% impacted by loan sales; credit card loans up 8%
	■	Client investment assets up 16%; average deposits up 3%
	■	Credit card sales volume[6] up 11%; merchant processing volume up 12%

CIB ROE 14%	■	Maintained #1 ranking for Global Investment Banking fees with 9.2% wallet share YTD
	■	Total Markets revenue of $5.4 billion was flat, or down 6% adjusted[7]

CB ROE 17%	■	Gross Investment Banking revenue of $592 million
	■	Strong credit performance with net charge-offs of 3 bps

AWM ROE 27%	■	Average loan balances up 7%
	■	Assets under management (AUM) of $2.2 trillion, up 7%

Jamie Dimon, Chairman and CEO, commented on the financial results: “We had a strong second quarter and first half of 2019, benefitting from our diversified global business model. We continue to see positive momentum with the U.S. consumer – healthy confidence levels, solid job creation and rising wages – which are reflected in our Consumer & Community Banking results. Double-digit growth in credit card sales and merchant processing volumes reflected healthy consumer spending and drove 8% growth in credit card loans, while mortgage and auto originations showed solid improvement, and we continued to attract new deposits, up 3%. Client investment assets were up 16%, driven by both physical and digital channels, including You Invest.”

Dimon added: “In the Corporate & Investment Bank, Markets performance was relatively steady on slightly lower client volume, probably due to slightly higher global macroeconomic and geopolitical uncertainties. Treasury Services and Securities Services demonstrated good organic growth despite headwinds from rates. Although the global wallet was down, year-to-date the Firm ranked #1 in Global IB fees and gained share across products and regions, with particular strength from Commercial Banking, where gross IB revenue was up 8% for the first half of the year. And in Asset & Wealth Management, AUM and client assets grew 7%, both due to higher asset values and net inflows into long-term and liquidity products.”

Dimon concluded: “We were pleased to announce a meaningful increase to our dividend and repurchases. While we always prefer to invest capital back into the business, our capital plan provides us with the capacity and flexibility to return excess capital to our shareholders. We have opened new branches, announced strategic acquisitions like InstaMed, and invested in digital products to deepen our engagement with our customers, who have now opened over 2 million accounts digitally and activated over 60 million Chase Offers. We also continued our investments in local communities – for example, we expanded our long-term commitment to Detroit from $150 million to $200 million as we continue to learn how to drive inclusive growth in the communities around the world that need the most support.”

SIGNIFICANT ITEMS

■	2Q19 results include $768 million of firmwide income tax benefits ($0.23 increase in earnings per share)
FORTRESS PRINCIPLES

■	Book value per share of $73.77, up 7%; tangible book value per share[2] of $59.42, up 8%

■	Basel III common equity Tier 1 capital[3] of $189 billion and ratio[3] of 12.2%

■	Firm supplementary leverage ratio of 6.4%
OPERATING LEVERAGE

■	2Q19 reported expense of $16.3 billion; reported overhead ratio of 57%; managed overhead ratio[2] of 55%
CAPITAL DISTRIBUTED

■	$7.5 billion[5] distributed to shareholders in 2Q19
■ $5.0 billion of net repurchases and common dividend of $0.80 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.1 trillion of credit and capital[8] raised YTD

■	$119 billion of credit for consumers

■	$14 billion of credit for U.S. small businesses

■	$435 billion of credit for corporations

■	$547 billion of capital raised for corporate clients and non-U.S. government entities

■	$34 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-2479
[1]Percentage comparisons noted in the bullet points are for the second quarter of 2019 versus the prior-year second quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the second quarter of 2019 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $28.8 billion, $29.1 billion, and $27.8 billion for the second quarter of 2019, first quarter of 2019, and second quarter of 2018, respectively.

Results for JPM				1Q19		2Q18
($ millions, except per share data)	2Q19	1Q19	2Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$29,566	$29,851	$28,388	$(285)	(1)%	$1,178	4%
Noninterest expense	16,341	16,395	15,971	(54)	—	370	2
Provision for credit losses	1,149	1,495	1,210	(346)	(23)	(61)	(5)
Net income	$9,652	$9,179	$8,316	$473	5%	$1,336	16%
Earnings per share	$2.82	$2.65	$2.29	$0.17	6%	$0.53	23%
Return on common equity	16%	16%	14%
Return on tangible common equity	20	19	17
Discussion of Results:
Net income was a record $9.7 billion, up 16%, which included income tax benefits of $768 million related to the resolution of certain tax audits.
Net revenue was $29.6 billion, up 4%. Net interest income was $14.5 billion, up 7%, driven by balance sheet growth and mix, as well as the impact of higher rates. Noninterest revenue was $15.0 billion, up approximately $300 million, or 2%, driven by several notable items. Excluding these items, noninterest revenue was relatively flat, with strength in Consumer and Community Banking, offset by lower investment banking fees in the Corporate & Investment Bank and Commercial Banking, as well as lower Markets noninterest revenue.
Noninterest expense was $16.3 billion, up 2%, driven by continued investments in the business and higher auto lease depreciation, partially offset by lower FDIC charges.
The provision for firmwide credit losses was $1.1 billion, down 5% as the consumer provision of $1.1 billion was relatively flat to prior year and the wholesale provision of $27 million decreased by $75 million.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q19		2Q18
($ millions)	2Q19	1Q19	2Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,833	$13,751	$12,497	$82	1%	$1,336	11%
Consumer & Business Banking	6,797	6,568	6,131	229	3	666	11
Home Lending	1,118	1,346	1,347	(228)	(17)	(229)	(17)
Card, Merchant Services & Auto	5,918	5,837	5,019	81	1	899	18
Noninterest expense	7,162	7,211	6,879	(49)	(1)	283	4
Provision for credit losses	1,120	1,314	1,108	(194)	(15)	12	1
Net income	$4,174	$3,963	$3,412	$211	5%	$762	22%
Discussion of Results:
Net income was $4.2 billion, an increase of 22%. Net revenue was $13.8 billion, an increase of 11%.
Consumer & Business Banking net revenue was $6.8 billion, up 11%, predominantly driven by higher net interest income as a result of higher deposit margins and balance growth. Home Lending net revenue was $1.1 billion, down 17%, driven by mortgage servicing rights (MSR) adjustments, reflecting updates to model inputs. Excluding this adjustment, revenue would have been up 4%, driven by higher net production revenue, largely offset by lower net interest income due to the impact of spread compression and lower balances. Card, Merchant Services & Auto net revenue was $5.9 billion, up 18%, including the impact of a rewards liability adjustment of approximately $330 million in the prior year. Excluding this adjustment, revenue would have been up 11%, driven by higher Card net interest income on loan growth and margin expansion, and higher auto lease volumes.
Noninterest expense was $7.2 billion, up 4%, largely driven by technology, marketing and other investments in the business, as well as higher auto lease depreciation, partially offset by expense efficiencies and lower FDIC charges.
The provision for credit losses was $1.1 billion, relatively flat compared with the prior year, as higher net charge-offs were offset by a net reserve release. The increase in net charge-offs was driven by Home Lending, which included a recovery from a loan sale in the prior year, as well as by higher net charge-offs in Card on loan growth. The current quarter included a reserve release of $400 million in the Home Lending purchased credit-impaired portfolio, reflecting continued improvement in home prices and delinquencies, partially offset by a reserve build of $200 million in Card driven by loan growth and mix.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q19		2Q18
($ millions)	2Q19	1Q19	2Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$9,641	$9,848	$9,923	$(207)	(2)%	$(282)	(3)%
Banking	3,248	3,232	3,451	16	—	(203)	(6)
Markets & Securities Services[9]	6,393	6,616	6,472	(223)	(3)	(79)	(1)
Noninterest expense	5,487	5,453	5,403	34	1	84	2
Provision for credit losses	—	87	58	(87)	NM	(58)	NM
Net income	$2,935	$3,251	$3,198	$(316)	(10)%	$(263)	(8)%
Discussion of Results:
Net income was $2.9 billion, a decrease of 8%. Net revenue was $9.6 billion, a decrease of 3%.
Banking revenue was $3.2 billion, down 6%. Investment Banking revenue was $1.8 billion, down 9%, reflecting lower fees across products. Treasury Services revenue was $1.1 billion, down 4%, predominantly driven by deposit margin compression, largely offset by growth in balances and fees. Lending revenue was $337 million, up 5%, predominantly driven by higher net interest income reflecting growth in loan balances.
Markets & Securities Services9 revenue was $6.4 billion, down 1%. Markets revenue of $5.4 billion was flat to the prior year, and included a gain from the initial public offering (IPO) of a strategic investment in Tradeweb. Excluding this gain, total Markets revenue was down 6%, and Fixed Income Markets revenue was down 3%. Fixed Income Markets revenue reflected relative weakness in EMEA across products, largely offset by increased client activity in North America Rates and agency mortgage trading due to the changing rate environment. Equity Markets revenue was $1.7 billion, down 12%, predominantly driven by lower client activity in derivatives as well as a strong prior year comparison. Securities Services revenue was $1.0 billion, down 5%, driven by deposit margin compression and the impact of a business exit, partially offset by increased client activity.
Noninterest expense was $5.5 billion, up 2% reflecting higher legal expense, largely offset by lower performance-based compensation.
The provision for credit losses was zero, compared with $58 million in the prior year.

COMMERCIAL BANKING (CB)

Results for CB				1Q19		2Q18
($ millions)	2Q19	1Q19	2Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,211	$2,338	$2,316	$(127)	(5)%	$(105)	(5)%
Noninterest expense	864	873	844	(9)	(1)	20	2
Provision for credit losses	29	90	43	(61)	(68)	(14)	(33)
Net income	$996	$1,053	$1,087	$(57)	(5)%	$(91)	(8)%
Discussion of Results:
Net income was $1.0 billion, a decrease of 8%.
Net revenue was $2.2 billion, down 5%, predominantly driven by lower investment banking revenue, compared to a strong prior year, and lower net interest income on lower deposit balances.
Noninterest expense was $864 million, up 2%, driven by investments in banker coverage and technology.
The provision for credit losses was $29 million, compared with $43 million in the prior year.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q19		2Q18
($ millions)	2Q19	1Q19	2Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,559	$3,489	$3,572	$70	2%	$(13)	—%
Noninterest expense	2,596	2,647	2,566	(51)	(2)	30	1
Provision for credit losses	2	2	2	—	—	—	—
Net income	$719	$661	$755	$58	9%	$(36)	(5)%
Discussion of Results:
Net income was $719 million, a decrease of 5%.
Net revenue of $3.6 billion was relatively flat, as the impact of higher average market levels was offset by lower investment valuation gains.
Noninterest expense was $2.6 billion, an increase of 1%, driven by continued investments in advisors and technology, partially offset by lower distribution fees.
Assets under management were $2.2 trillion, up 7%, driven by inflows into both long-term and liquidity products and the impact of higher market levels.

CORPORATE

Results for Corporate				1Q19		2Q18
($ millions)	2Q19	1Q19	2Q18	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$322	$425	$80	$(103)	(24)%	$242	303%
Noninterest expense	232	211	279	21	10	(47)	(17)
Provision for credit losses	(2)	2	(1)	(4)	NM	(1)	(100)
Net income/(loss)	$828	$251	$(136)	$577	230%	$964	NM
Discussion of Results:
Net income was $828 million, compared with a net loss of $136 million in the prior year.
Net revenue of $322 million compared with revenue of $80 million in the prior year. This increase was driven by higher net interest income on higher rates and balance sheet mix. The current quarter also included net valuation losses of approximately $100 million on certain legacy private equity investments.
Noninterest expense of $232 million was down $47 million.
The current quarter included income tax benefits of $742 million related to the resolution of certain tax audits.

JPMorgan Chase & Co.
News Release

2. Notes on non-GAAP financial measures:

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $73.77, $71.78 and $68.85 at June 30, 2019, March 31, 2019, and June 30, 2018, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

JPMorgan Chase & Co.
News Release

Additional notes:

3.
Estimated. The Basel III regulatory capital, risk-weighted assets and capital ratios became fully phased-in effective January 1, 2019. The capital adequacy of the Firm is evaluated against the fully phased-in measures under Basel III and represents the lower of the Standardized or Advanced approaches. For additional information on these measures, see Capital Risk Management on pages 85-94 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2018, and pages 32-36 of the Firm's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019.

4.	Last twelve months (“LTM”).

5.	Net of stock issued to employees.

6.	Excludes Commercial Card.

7.	Adjusted Markets revenue excludes a gain from the IPO of a strategic investment in Tradeweb (an electronic trading platform).

8.
Credit provided to clients represents new and renewed credit, including loans and commitments. Credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. Credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

9.	Formerly Markets & Investor Services.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 16, 2019, at 8:30 a.m. (Eastern) to present second quarter 2019 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on July 16, 2019, through midnight, July 30, 2019, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 6756869. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.